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                                                                    EXHIBIT 23.1
                        CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Registration Statements (Form S-8 File Nos. 333-87591; 333-95803; 333-90727; 333-67134 and
333-84596) pertaining to the 1998 Stock Plan, 1999 Directors' Stock Option Plan, the 1999 Employee Stock Purchase Plan, NexPrise Inc. 1997 Stock Plan, NexPrise Inc. Non-statutory Stock Option Agreement with Certain Employees, Infoprise Inc. 2000 Equity Incentive Plan and Infoprise Inc. 2000 Non Employee Equity Incentive Plan of our report dated February 17, 2004 with respect to the consolidated financial statements and schedule of NexPrise Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

                                                      /s/ Ernst & Young LLP

San Jose, California
March 25, 2004